Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

Sterling Financial Corporation

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-130512, 333-136001, 333-156568, 333-160701, and 333-169579) and Form S-8 (No. 333-144956, 333-141006, 333-136000, 333-139490, 333-111802, 333-105723, 333-61452, 333-44078, 333-69481, 333-171070, and 333-175426) of Sterling Financial Corporation of our reports dated February 28, 2012, with respect to the consolidated balance sheet of Sterling Financial Corporation as of December 31, 2011, and the related consolidated statement of operations, shareholders’ equity, cash flows, and comprehensive income (loss) for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Sterling Financial Corporation.

/s/ KPMG LLP

Seattle, Washington

February 28, 2012